UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2006

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-30646	13-3963499
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(212) 490-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2— Financial Information
Item 2.02 Results of Operations and Financial Condition.

On August 17, 2006, Industrial Enterprises of America, Inc. (the “Company”) issued a press release announcing preliminary financial results for its fourth quarter ending June 30, 2006, which press release provided detail not included in previously issued reports. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Section 7 —Regulation FD
Item 7.01 Regulation FD Disclosure.

The information disclosed above in Item 2.02 is incorporated herein by reference.

The press release furnished with this Current Report on Form 8-K provides details not included in previously issued reports of the Company and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Section 9 - Financial Statements and Exhibits.
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release of Industrial Enterprises of America Inc. dated August 17, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

August 17, 2006
By: /s/ James W. Margulies
Name:       James W. Margulies
Title: Chief Financial Officer

Industrial Enterprises of America Provides Earnings Update
Thursday August 17, 9:04 am ET

NEW YORK, Aug. 17, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:IEAM.OB - News), a specialty automotive aftermarket supplier, today announced preliminary results for its fourth quarter ending June 30, 2006. The Company's earnings will exceed $0.12 per share in the fourth quarter and on a fully comparative basis, revenues will have increased by more than 50% over the comparable period last year.

"This is the first time IEAM can report as a consolidated entity. Preliminarily, the fourth quarter will show a net income of over $0.12 per share and based on orders received to date and current manufacturing schedules, we expect revenues and EPS to increase by 50% sequentially for at least the next two quarters. For the first quarter ending September 30, 2006, earnings should be over $0.20 per share and grow by at least 50% in the second quarter ending December 31, 2006 to over $0.35 cents per share. We are pleased to report that the Company is on track to meet its FY2007 guidance,'' stated John Mazzuto, Chief Executive Officer of Industrial Enterprises of America.

Previously, Industrial Enterprises of America increased its earnings guidance to $1.20 per share on a fully diluted basis due to the receipt of a large contract packaging contract and significant costs savings achieved through the renegotiation of bulk raw material purchases. More recently, management has seen increased savings through consolidation and the reevaluation of health and general insurance as well as labor and other administrative costs. These savings will support earnings growth going forward.

Due to the success of Industrial Enterprises of America's sales efforts in both cross selling and brand extension, as well as the receipt of a large outsourcing contract, the Company accelerated the rate of operational consolidation and equipment updates, increasing the number of manufacturing shifts in order to meet fulfillment schedules. Pitt Penn is now running twenty four hours a day, five days a week in contrast to one eight hour shift, five days a week at this time last year.

Additionally, the pending acquisition originally announced on June 19, 2006 is proceeding and expected to close later this month.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, and other automotive additives & chemicals. The company has distinct proprietary brands that collectively serve the retail, professional, and discount automotive aftermarket channels.

Statement Under The Private Securities Litigation Reform Act

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2005 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
 Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff
(212) 505-5976
PressReleases@Za-Consulting.net